EXHIBIT 99.1

Addendum to Nicholas J. Nedeau Offer Letter dated April 13, 2005

Within the first five years of your employment with Stepan Company, starting with your date of hire, if there is a change in control of the Company and your employment is terminated due to the change in control, you will be due the following severance payment:

You will be paid twelve months of your base salary at the time of your termination or be provided a severance payment in accordance with any Stepan Company severance policy at that time, whichever is greater.

If your employment with the Company is terminated for any other reason than change in control, this addendum is not applicable.

/s/ F. Quinn Stepan, Jr.
F. Quinn Stepan, Jr.
President and Chief Operating Officer

I accept this addendum as written:

/s/ Nicholas J. Nedeau	4/14/05
Nicholas J. Nedeau	Date